Exhibit 99.1

ShotSpotter Reports Fourth Quarter and Full Year 2020 Financial Results

12% Year-over-Year Increase in 2020 Revenues Drives Solid Gross Profit, Adjusted EBITDA, and GAAP Profitability for the Year

NEWARK, CA – February 25, 2021 – ShotSpotter, Inc. (NASDAQ: SSTI), a leader in precision policing solutions that enable law enforcement to more effectively respond to, investigate and deter crime, today reported financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 Financial and Operational Highlights

•
Revenues increased 16% to $12.6 million from $10.9 million for the fourth quarter of 2019.
•
Gross profit increased 10% to $7.5 million (59% of revenues) from $6.8 million (62% of revenues) for the fourth quarter of 2019.
•
Net loss totaled $220,000 compared to net income of $1.3 million for the fourth quarter of 2019.
•
Adjusted net income1 totaled $418,000 compared to $1.3 million for the fourth quarter of 2019.
•
Adjusted EBITDA1 totaled $3.1 million compared to $3.2 million for the fourth quarter of 2019.
•
Added five new Respond cities and completed Respond expansions in three current customer cities.
•
Completed acquisition of LEEDS, LLC, a leading investigative case management solution provider, for a purchase consideration of $15.0 million in cash (net of cash acquired), subject to working capital adjustments, and $2.0 million in ShotSpotter common stock, plus a potential earnout of $5.0 million over the next two years.
•
Maintained a strong balance sheet with $16.0 million in cash and cash equivalents at the end of the quarter, and $20 million available on the company's line of credit.

Full Year 2020 Financial and Operational Highlights

•
Revenues increased 12% to $45.7 million from $40.8 million in 2019.
•
Gross profit increased 11% to $27.0 million (59% of revenues) from $24.3 million (60% of revenues) for 2019.
•
Net income decreased 32% to $1.2 million from $1.8 million for 2019.
•
Adjusted net income1 increased 4% to $1.9 million from $1.8 million for 2019.
•
Adjusted EBITDA1 increased 28% to $11.9 million from $9.4 million for 2019.
•
Realized 62 new “go-live” square miles of coverage and 13 square miles of attrition during the year, bringing the total live miles to 779 miles with approximately 813 miles under contract as of December 31, 2020.
•
Company reaffirms 2021 revenue guidance of $58 million to $60 million and expects to remain GAAP profitable on an annual basis.

1See the section below titled “Non-GAAP Financial Measures” for more information about Adjusted net income and Adjusted EBITDA, and their reconciliation to GAAP net income.

Management Commentary

“The operating environment in 2020 proved to be challenging for cities and their local law enforcement agencies, but our collective ability to adapt and respond to those challenges ensured ShotSpotter had a strong finish to the year, positioning the company for solid growth in 2021 and beyond,” said ShotSpotter CEO Ralph Clark. “Our positive results of operations for the fourth quarter include a partial quarter of contribution from LEEDS, which we acquired in late November. During the fourth quarter, we went live with Respond on five new cities and expanded Respond coverage on several existing customers. As a result, we ended the quarter with 779 miles live and approximately 813 miles under contract. We closed the year with $16.0 million in cash and cash equivalents, no debt, and an available line of credit of $20 million post our LEEDS acquisition, which ensures we have the strong balance sheet and financial flexibility to continue doing great work that matters."

Mr. Clark continued, “We are making substantial progress in expanding our product suite to create a complete precision policing platform that provides more efficient and effective ways to respond to, investigate, and prevent crime beyond gunshot detection. Our precision policing platform includes: the leading acoustic gunshot detection service, ShotSpotter Respond; a community first patrol management solution, ShotSpotter Connect; and an enterprise class case management solution, ShotSpotter Investigate, which we plan to launch later this year. We believe this solution suite will unlock compelling new value propositions and open an entire new set of law enforcement agency customers.

“Our trusted suite of solutions perfectly aligns with 21st century policing principles by transforming data into actionable, real-time intelligence that can help law enforcement prevent, reduce, and resolve crime with greater precision while connecting to community and without over-policing. We look forward to engaging with public safety agencies around the globe who want to transform how they go about delivering public safety outcomes,” concluded Mr. Clark.

Fourth Quarter 2020 Financial Results

Revenues for the fourth quarter of 2020 increased 16% to $12.6 million from $10.9 million for the same period in 2019. The increase in revenues reflects a year-over-year increase in new live miles and partial contribution from the company’s LEEDS acquisition, which was completed on November 24, 2020.

Gross profit for the fourth quarter of 2020 increased 10% to $7.5 million (59% of revenues) from $6.8 million (62% of revenues) for the same period in 2019. The decrease in gross profit margin was primarily due to equipment write-offs related to customer attrition and more expensive resources required to perform equipment maintenance.

Total operating expenses for the fourth quarter of 2020 increased 39% to $7.7 million from $5.6 million for the same period in 2019. The increase in operating expenses was primarily due to higher personnel-related costs and costs associated with the LEEDS acquisition.

Net loss totaled $220,000 or ($0.02) per basic and diluted share (based on 11.5 million basic and diluted weighted average shares outstanding), as compared to net income of $1.3 million or $0.12 per basic and $0.11 per diluted share (based on 11.4 million basic and 11.8 million diluted weighted average shares outstanding) for the same period in 2019.

Adjusted net income for the fourth quarter of 2020 decreased 69% to $418,000 from $1.3 million in the same period last year.

Adjusted EBITDA for the fourth quarter of 2020 decreased 1% to $3.1 million from $3.2 million in the same period last year.

Full Year 2020 Financial Results

Revenues in 2020 increased 12% to $45.7 million from $40.8 million in 2019. The increase in revenues reflects a year-over-year increase in new live miles, customer renewals, and partial contribution from the company’s LEEDS acquisition, which was completed on November 24, 2020.

Gross profit in 2020 increased 11% to $27.0 million (59% of revenues) from $24.3 million (60% of revenues) in 2019. The decrease in gross profit margin was primarily due to equipment write-offs related to customer attrition and more expensive resources required to perform equipment maintenance.

Total operating expenses in 2020 increased 13% to $25.7 million from $22.7 million in 2019. The increase in operating expenses was primarily due to increased insurance costs, legal fees, personnel-related costs, and costs associated with the LEEDS acquisition.

Net income totaled $1.2 million or $0.11 per basic and $0.10 per diluted share (based on 11.4 million basic and 11.7 million diluted weighted average shares outstanding), a 32% decrease from $1.8 million or $0.16 per basic and $0.15 per diluted share (based on 11.3 million basic and 11.8 million diluted weighted average shares outstanding) in 2019.

Adjusted net income for 2020 increased 4% to $1.9 million from $1.8 million in 2019.

Adjusted EBITDA for 2020 increased 28% to $11.9 million from $9.4 million in 2019.

2021 Financial Outlook

For fiscal 2021, management currently expects revenues of $58.0 million to $60.0 million, representing an increase of between 27% and 31% compared to fiscal 2020 revenues. The company estimates this will include approximately $10 million in revenues attributable from our LEEDS acquisition.  The company expects to be GAAP profitable for the full year of 2021. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below.

The company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below.

Conference Call

ShotSpotter will hold a conference call today (February 25, 2021) at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

ShotSpotter management will host the presentation, followed by a question and answer period.

U.S. dial-in: 1-855-327-6838

International dial-in: 1-604-235-2082

Conference ID: 10013082

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s website at www.shotspotter.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact ShotSpotter’s investor relations team at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day through March 25, 2021.

U.S. replay dial-in: 1-844-512-2921

International replay dial-in: 1-412-317-6671

Replay ID: 10013082

Non-GAAP Financial Measures

Adjusted net income:  Adjusted net income, a non-GAAP financial measure, represents the company’s net income or loss before acquisition related expenses.

Adjusted EBITDA:  Adjusted EBITDA, a non-GAAP financial measure, represents the company’s net income or loss before interest (income) expense, income taxes, depreciation and amortization, stock-based compensation expense and acquisition related expenses. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for our solutions. In particular, the exclusion of these expenses in calculating adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

ShotSpotter believes adjusted net income and adjusted EBITDA also provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. For example, ShotSpotter adjusts EBITDA for stock-based compensation expense and acquisition related expenses because such expenses often vary for reasons that are generally unrelated to financial and operational performance in any particular period. Stock-based compensation is utilized by ShotSpotter to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the company and its stockholders, rather than to address operational performance for any particular period based financial performance measures, in particular net income or loss, and our other GAAP financial results.

The following table presents a reconciliation of adjusted net income to GAAP net income, the most directly comparable GAAP measure, for each of the periods indicated (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
GAAP net income (loss)	$(220)	$1,327	$1,225	$1,798
Less:
Acquisition related expenses	638	—	638	—
Adjusted net income	$418	$1,327	$1,863	$1,798
Adjusted net income per share, basic	$0.04	$0.12	$0.16	$0.16
Adjusted net income per share, diluted	$0.04	$0.11	$0.16	$0.15
Weighted average shares used in computing adjusted net income per share, basic	11,482,907	11,384,636	11,408,757	11,302,780
Weighted average shares used in computing adjusted net income per share, diluted	11,794,694	11,775,097	11,730,294	11,846,348

The following table presents a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP measure, for each of the periods indicated (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
GAAP net income (loss)	$(220)	$1,327	$1,225	$1,798
Less:
Interest income	(12)	(105)	(113)	(440)
Income taxes	(89)	(74)	(90)	(41)
Depreciation and amortization	1,613	1,341	5,820	4,982
Stock-based compensation expense	1,216	682	4,462	3,057
Acquisition related expenses	638	—	638	—
Adjusted EBITDA	$3,146	$3,171	$11,942	$9,356

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the company’s business plans, the anticipated impact of the COVID-19 pandemic, international expansion, expectations regarding future sales and expenses, our ability to capitalize on market opportunities, the ability to achieve near and long-term growth and profitability objectives, anticipated timing and volume of customer contract renewals, and revenue and GAAP profitability guidance for full year 2021. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all; the company’s ability to address the business and other impacts and uncertainties associated with the COVID-19 pandemic; the company’s ability to maintain and increase sales, including sales of the company’s newer product lines; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; and the company’s ability to maintain and enhance its brand, as well as other risk factors included in the company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About ShotSpotter, Inc.

ShotSpotter (NASDAQ: SSTI) is a leader in precision policing solutions that enable law enforcement officials to more effectively respond to, investigate and deter crime. The company’s products are trusted by more than 100 U.S. cities to help make their communities safer. The platform includes its flagship product, ShotSpotter Respond™, the leading gunshot detection, location, and forensic system, and ShotSpotter Connect™, patrol management software to dynamically direct patrol resources to areas of greatest risk and more effectively deter crime, and ShotSpotter Investigate, which we will launch in mid-2021, an investigative case management solution that help detectives connect the dots and share information more effectively to improve case clearance rates. ShotSpotter also serves the corporate and college security markets and has been designated a Great Place to Work® Company.

Company Contact:

Alan Stewart CFO

ShotSpotter, Inc.

+1 (510) 794-3100

astewart@shotspotter.com

Investor Relations Contacts:

Matt Glover

Gateway Investor Relations

+1 (949) 574-3860

SSTI@gatewayir.com

JoAnn Horne

Market Street Partners

+1 (415) 445-3240

jhorne@marketstreetpartners.com

ShotSpotter, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Revenues	$12,649	$10,915	$45,734	$40,752
Costs
Cost of revenues	5,085	4,109	18,525	16,409
Impairment of property and equipment	73	—	234	—
Total costs	5,158	4,109	18,759	16,409
Gross profit	7,491	6,806	26,975	24,343

Operating expenses
Sales and marketing	3,091	2,495	10,328	9,989
Research and development	1,510	1,318	5,614	5,344
General and administrative	3,113	1,746	9,740	7,415
Total operating expenses	7,714	5,559	25,682	22,748
Operating income (loss)	(223)	1,247	1,293	1,595
Other income (expense), net
Interest income (expense), net	12	105	113	440
Other expense, net	(98)	(99)	(271)	(278)
Total other income (expense), net	(86)	6	(158)	162
Income (loss) before income taxes	(309)	1,253	1,135	1,757
Benefit for income taxes	(89)	(74)	(90)	(41)
Net income (loss)	$(220)	$1,327	$1,225	$1,798
Net income (loss) per share, basic	$(0.02)	$0.12	$0.11	$0.16
Net income (loss) per share, diluted	$(0.02)	$0.11	$0.10	$0.15
Weighted average shares used in computing net income (loss) per share, basic	11,482,907	11,384,636	11,408,757	11,302,780
Weighted average shares used in computing net income (loss) per share, diluted	11,482,907	11,775,097	11,730,294	11,846,348

ShotSpotter, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$16,043	$24,550
Accounts receivable and contract asset	12,921	13,883
Prepaid expenses and other current assets	2,172	1,764
Total current assets	31,136	40,197
Property and equipment, net	15,346	16,556
Operating lease right-of-use assets	882	556
Goodwill	2,811	1,379
Intangible assets, net	14,540	249
Other assets	1,605	1,634
Total assets	$66,320	$60,571
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,192	$1,179
Deferred revenue, short-term	24,174	26,360
Accrued expenses and other current liabilities	5,613	4,885
Total current liabilities	30,979	32,424
Deferred revenue, long-term	405	598
Other liabilities	631	298
Total liabilities	32,015	33,320
Commitments and contingencies
Stockholders' equity
Common stock	58	57
Additional paid-in capital	128,771	122,907
Accumulated deficit	(94,355)	(95,579)
Accumulated other comprehensive loss	(169)	(134)
Total stockholders' equity	34,305	27,251
Total liabilities and stockholders' equity	$66,320	$60,571